                                                                    Exhibit 34.2

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
JPMorgan Chase Bank, National Association:

We have examined management's assertion, included in the accompanying
Management's Assertion on Compliance with Regulation AB Criteria, that JPMorgan
Chase Bank, National Association (the "Bank") complied with the servicing criteria set forth in Section 229.1122(d) of the Code of Federal Regulations
(the "CFR") for the Bank's Honda Auto Receivables 2006-1 Owner Trust
asset-backed securitization transaction backed by auto receivables and serviced by the Bank as of March 31, 2006 and for the period from March 28, 2006 (the date of issuance of the Honda Auto Receivables 2006-1 Owner Trust) through March
31, 2006 (the "Reporting Period"), except for servicing criteria (d)(1)(i) -
(iv), 2(i), 2(iii) - (vii), 3(i) and 4(i) - (xv) in Section 229.1122(d) of the
CFR, which the Bank has concluded are servicing criteria not applicable to the servicing of the Honda Auto Receivables 2006-1 Owner Trust asset-backed securitization transaction backed by auto receivables and serviced by the Bank
(the "Applicable Servicing Criteria"). The sole asset-backed securitization transaction covered by this report is the Honda Auto Receivables 2006-1 Owner
Trust. Management is responsible for the Bank's compliance with the Applicable
Servicing Criteria. Our responsibility is to express an opinion on management's assertion about the Bank's compliance based on our examination.

Our examination was conducted in accordance with the standards of the Public
Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Bank's compliance with the
Applicable Servicing Criteria and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Bank's compliance with the Applicable Servicing
Criteria.

In our opinion, management's assertion that the Bank complied with the
Applicable Servicing Criteria as of March 31, 2006 and for the period from March
28, 2006 through March 31, 2006 is fairly stated, in all material respects.

/s/ PricewaterhouseCoopers LLP

New York, New York
June 20, 2006